Exhibit 2

CONTRIBUTION AND VOTING AGREEMENT

CONTRIBUTION AND VOTING AGREEMENT, dated as of November 11, 2005 (this “Agreement”), among (i) (A) Silver Lake Partners II, L.P., a Delaware limited partnership, (“SLP II”), and (B) Silver Lake Technology Investors II, L.L.C., a Delaware limited liability (“SLTI II,” and together with SLP II, the “Silver Lake Investors”), (ii) (A) Douglas D. Troxel, as Trustee of the Douglas D. Troxel Living Trust (the “Co-Investor”) and (B) Douglas D. Troxel, an individual (the “Co-Investor Founder”), and (iii) Spyglass Merger Corp., a Delaware corporation (“Newco”).  The Silver Lake Investors and the Co-Investor are herein collectively referred to as the “Investors.”  Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Newco has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), with SERENA Software, Inc., a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Newco will merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, in connection with the consummation of the Merger and the receipt by the Investors of common stock of the Company (as the surviving corporation of the Merger), each of the Investors shall become parties to a stockholders’ agreement in the form attached hereto as Exhibit A (the “Stockholders Agreement”);

WHEREAS, in connection with the execution of the Merger Agreement, Newco has received certain financing commitments and agreements from Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Commercial Paper Inc., Lehman Brothers Inc., UBS Loan Finance LLC and UBS Securities LLC (collectively, the “Lenders”) with respect to the provision of debt financing to effect the Merger (the “Debt Financing Commitments”); and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Merger, the Merger Agreement, the Stockholders Agreement, the Debt Financing Commitments and the transactions contemplated hereby and thereby (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I                                            CONTRIBUTIONS

1.1.                              Silver Lake Investors Contributions.  At the Contribution Closing (as defined below), upon the terms and subject to the conditions of this Agreement, each of the Silver Lake Investors hereby agrees, severally and not jointly, to transfer, contribute and deliver to Newco the cash amount set forth opposite its name on Schedule I hereto (the “Silver Lake Contributions”); provided, however that the Silver Lake Contributions will be reduced on a pro rata basis (based on the cash amounts set forth in Schedule I) with respect to the aggregate Value (as defined below) of any Company equity that members of the Company’s management agree to “roll over” in connection with the Merger; and provided, further that in the event the Closing occurs after March 31, 2006 and the aggregate debt financing borrowed on the Closing Date to finance the Merger and related transactions (including fees and expenses related thereto) is less than $600,000,000, the Silver Lake Contributions will be increased on a pro rata basis (based on the cash amounts set forth on Schedule I) by such amount up to $20,000,000 in the aggregate as may be required to finance the Merger and related transactions (it being understood that in no event will the aggregate Silver Lake Contribution be increased by more than $20,000,000 pursuant to this proviso).  For purposes of this Agreement, “Value” shall mean, (i) with respect to each share of Common Stock, $0.001 par value per share (the “Company Common Stock”), of the Company, the Merger Consideration (as defined in the Merger Agreement) and (ii) with respect to any option to acquire Company Common Stock, the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of such option and (y) the number of shares of Company Common Stock subject to such option.  In consideration for the Silver Lake Contributions, Newco hereby agrees to issue at the Contribution Closing (a) to SLP II, one share of Series A Preferred Stock, par value $0.01 per share (“Newco Preferred Stock”), and (b) to each of the Silver Lake Investors, a number of shares of Common Stock, par value $0.01 per share (“Newco Common Stock”), of Newco (the “Silver Lake Shares”) equal to the quotient of (i) the Silver Lake Contribution of such Silver Lake Investor divided by (ii) $5.00.

1.2.                              Co-Investor Contribution.  At the Contribution Closing, upon the terms and subject to the conditions of this Agreement, the Co-Investor hereby agrees, severally and not jointly, to transfer, contribute and deliver to Newco the number of shares of Company Common Stock opposite its name on Schedule II hereto (the “Co-Investor Contribution”).  In consideration for the Co-Investor Contribution, Newco hereby agrees to issue at the Contribution Closing to the Co-Investor the number of shares of Newco Common Stock set forth opposite its name on Schedule III hereto (the “Co-Investor Shares”).

1.3.                              Delivery of Funds and Certificates.  Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.4 of this Agreement, the closing of the transactions contemplation hereby (the “Contribution Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the Closing (as defined in the Merger Agreement).  At the Contribution Closing, Newco will deliver to each of (a) the Silver Lake Investors duly executed certificates, registered in the Silver Lake Investors’ respective names, representing the Silver Lake Shares, against the transfer, contribution and payment to Newco of the Silver Lake Contributions, which shall represent payment in full for the Silver Lake Shares, and (b) the Co-Investor duly executed certificates, registered in the Co-Investor’s name, representing the Co-Investor Shares, against the transfer, contribution and payment to Newco of the Co-Investor Contribution (including the delivery of certificates evidencing the applicable number of shares of Company Common Stock with respect to the Co-Investor duly endorsed to Newco), which shall represent payment in full for the Co-Investor Shares.

1.4.                              Conditions to the Obligations of the Parties Hereunder.  The respective obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Newco and/or the Company, as applicable, of all of the conditions to the consummation of the Merger (as set forth in the Merger Agreement).  In addition, the obligations of each of the Investors shall be subject to the termination of all waiting periods (and any extensions thereof) applicable to such Investor under the HSR Act.  Upon the satisfaction or waiver of such condition, the parties shall have an unconditional and absolute obligation to consummate the transactions contemplated by this Agreement, whether or not there is a breach of any representation or warranty set forth herein or whether or not the parties have complied with their respective obligations to execute and deliver the Stockholders Agreement as provided in Section 4.9 hereto.

1.5.                              Termination.  This Agreement shall automatically terminate and the Transactions shall be abandoned if at any time prior to the Contribution Closing the Merger Agreement shall have been terminated in accordance with its terms.  In the event of any termination of this Agreement as provided in this Section 1.5, this Agreement shall forthwith become wholly void and of no further force or effect (except Section 4.6 and Article V) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such Section 4.6 and Article V.  Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

II                                        REPRESENTATIONS AND WARRANTIES

2.1.                              Representations and Warranties of Newco.  Newco represents and warrants to the Investors and the Co-Investor Founder as follows:

(a)                          Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder.  The execution and delivery by Newco of this Agreement and the Management Agreement and the agreements contemplated hereby and thereby, the performance by Newco of its obligations hereunder and thereunder, and the consummation by Newco of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action.  Each of this Agreement and the Management Agreement has been duly executed and delivered by Newco and, assuming the due authorizations, executions and deliveries thereof by the other parties hereto, constitutes a legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)                         The execution, delivery and performance by Newco of this Agreement and the Management Agreement and the agreements contemplated hereby and thereby and the consummation by Newco of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Newco or its properties or assets; (ii) violate the provisions of the certificate of incorporation or bylaws of Newco, as amended to date; or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to Newco or their properties or assets.

(c)                          Except to the extent required pursuant to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (ii) any similar applicable competition or antitrust laws, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Newco, in order (x) for each of this Agreement and the Management Agreement to constitute a legal, valid and binding obligation of Newco or (y) to authorize or permit the consummation by Newco of the issuance of the Silver Lake Shares and the Co-Investor Shares.

(d)                         As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of Newco Common Stock, 10 of which are issued and outstanding and held by SLP II as of the date hereof (each such share having been purchased by SLP II for a cash price of $5.00 per share).  Newco has no obligation, and shall not undertake any obligation, to issue any shares of its capital stock, options, warrants or other rights to purchase common stock prior to the Contribution Closing, except pursuant to this Agreement.  Newco has delivered to the Investors true and complete copies of its charter and bylaws as in effect on the date hereof.

(e)                          The Silver Lake Shares and the Co-Investor Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (each, a “Lien”), except as may be otherwise set forth in the Stockholders Agreement.

(f)                            Newco has delivered to the Co-Investor Founder and each of the Co-Investor a true and correct copy of the Management Agreement, dated as of the date hereof (the “Management Agreement”), between Silver Lake Management Company, L.L.C. and Newco.

(g)                         Newco was organized solely for the purpose of effecting the Transactions and has engaged in no activity other than in connection therewith.

2.2.                              Representations and Warranties of the Investors.  Each of the Silver Lake Investors represents and warrants, severally and not jointly, to Newco, the Co-Investor and the Co-Investor Founder that:

(a)                          The execution and delivery by such Silver Lake Investor of this Agreement and the Stockholders Agreement and the documents contemplated hereby and thereby, the performances by such Silver Lake Investor of its obligations hereunder and thereunder and the consummations by such Silver Lake Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Investor.  This Agreement has been duly executed and delivered by such Silver Lake Investor and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Silver Lake Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).  At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by such Silver Lake Investor and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of such Silver Lake Investor, enforceable against such Silver Lake Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)                         The execution, delivery and performance by such Silver Lake Investor of this Agreement and the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by such Silver Lake Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to receipt of any required antitrust approvals, violate in any material manner the provisions of any law, rule or regulation applicable to such Silver Lake Investor or its properties or assets; (ii) violate the provisions of the constituent organizational documents or other governing instruments applicable to such Silver Lake Investor, as amended to date; or (iii) violate in any material manner any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Silver Lake Investor or its properties or assets.

(c)                          Such Silver Lake Investor (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of such Silver Lake Investor’s investment in Newco, and has such knowledge and experience in financial and business matters that such Silver Lake Investor is capable of evaluating the merits and risks of the investment in the Newco Common Stock and can afford a complete loss of its investment, (iii) has not been organized for the purpose of acquiring the Newco Common Stock, (iv) understands that no public market now exists for the Newco Common Stock and there is no assurance that a pubic market will ever exist for the Newco Common Stock and (v) understands that the Newco Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Newco Common Stock or an available exemption from registration under the Securities Act, the Newco Common Stock must be held indefinitely.

2.3.                              Representations and Warranties of the Co-Investor.  The Co-Investor represents and warrants to Newco and each of the Silver Lake Investors that:

(a)                          The execution and delivery by the Co-Investor of this Agreement and the Stockholders Agreement and the documents contemplated hereby and thereby, the performances by the Co-Investor of its obligations hereunder and thereunder and the consummations by the Co-Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Investor.  This Agreement has been duly executed and delivered by the Co-Investor and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against the Co-Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).  At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by the Co-Investor and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of the Co-Investor, enforceable against the Co-Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)                         The execution, delivery and performance by the Co-Investor of this Agreement and the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by the Co-Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to receipt of any required antitrust approvals, violate in any material manner the provisions of any law, rule or regulation applicable to the Co-Investor or its properties or assets; (ii)  violate the provisions of the constituent organizational documents or other governing instruments applicable to the Co-Investor, as amended to date; or (iii) violate in any material manner any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Co-Investor or its properties or assets.  True and complete copies of the constituent organizational documents or other governing instruments applicable to the Co-Investor, each as amended through the date hereof, have been made available to Newco prior to the date hereof.

(c)                          The Co-Investor (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of the Co-Investor’s investment in Newco, and has such knowledge and experience in financial and business matters that the Co-Investor is capable of evaluating the merits and risks of the investment in the Newco Common Stock and can afford a complete loss of its investment, (iii) has not been organized for the purpose of acquiring the Newco Common Stock, (iv) understands that no public market now exists for the Newco Common Stock and there is no assurance that a pubic market will ever exist for the Newco Common Stock and (v) understands that the Newco Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Newco Common Stock or an available exemption from registration under the Securities Act, the Newco Common Stock must be held indefinitely.

(d)                         The Co-Investor’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite the Co-Investor’s name on Schedule IV hereto, and each of such shares representing Co-Investor Contribution when transferred and delivered to Newco, upon the terms and subject to the conditions set forth herein, will be free and clear of all Liens.

(e)                          The Co-Investor acknowledges that it has received a copy of the Management Agreement.

(f)                            The Co-Investor has no liability of obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Merger Agreement.

(g)                         The Co-Investor is a Family Affiliate (as defined in the Stockholders Agreement) of the Co-Investor Founder.

2.4.                              Representations and Warranties of the Co-Investor Founder.  The Co-Investor Founder represents and warrants to Newco and each of the Silver Lake Investors that:

(a)                          The Co-Investor Founder is competent to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement has been duly executed and delivered by the Co-Investor Founder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against the Co-Investor Founder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b)                         The execution, delivery and performance by the Co-Investor Founder of this Agreement and the agreements contemplated hereby and the consummation by the Co-Investor Founder of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to receipt of any required antitrust approvals, violate the provisions of any law, rule or regulation applicable to the Co-Investor Founder or its properties or assets; or (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Co-Investor or his properties or assets.

(c)                          Schedule IV hereto sets forth the shares of Company Common Stock with respect to which the Co-Investor Founder may be deemed to have beneficial ownership.  The Co-Investor Founder does not beneficially own any shares of Company Common Stock or any securities exerciseable for, or convertible or exchangeable into, shares of Company Common Stock, other than as set forth in Schedule IV.

(d)                         The Co-Investor Founder acknowledges that he has received a copy of the Management Agreement.

(e)                          The Co-Investor Founder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Merger Agreement.

(f)                            The Co-Investor is a Family Affiliate (as defined in the Stockholders Agreement) of the Co-Investor Founder.

III                                    VOTING AND EXCLUSIVITY

3.1.                              Voting.  Each of the Co-Investor and the Co-Investor Founder agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of Company Common Stock beneficially owned or held of record by it or him or to which it or he has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Transactions and any other matter required to effect the Transactions at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters.  In order to effectuate this section 3.1, each of the Co-Investor and the Co-Investor Founder hereby grants to SLP II an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by the Co-Investor or Co-Investor Founder, as applicable, in favor of the Transactions and any other matter required to effect the Transactions at any meeting of stockholders of the Company called to consider such matters.

3.2.                              Exclusivity.  Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the Silver Lake Investors and the Co-Investor, each of the Co-Investor and the Co-Investor Founder (in his individual capacity as the beneficial owner of shares of Company Common Stock and not in his capacity as an officer or director of the Company) will (i) not, directly or indirectly, make, participate in or agree to, or initiate, solicit, encourage or knowingly facilitate any inquiries or the making of, any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of 10% or more of the consolidated assets (including without limitation stock of its subsidiaries) of the Company and its subsidiaries, taken as a whole (any such proposal, offer or transaction (other than the Transactions) being hereinafter referred to as a “Competing Acquisition Proposal”), (ii) engage, or participate in, any discussions or negotiations regarding a Competing Acquisition Proposal, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Acquisition Proposal at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly, sell, transfer, pledge, hypothecate, distribute or otherwise dispose of any shares of Company Common Stock beneficially owned by it or him and (iv) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing

3.3.                              Fiduciary Duties.  For the avoidance of doubt, if at any time prior to the termination of this Agreement, the Co-Investor Founder is a member of the Board of Directors of the Company (“Director”) or an officer of the Company (“Officer”), nothing in this Agreement shall limit or restrict the Co-Investor Founder in acting in his capacity as a Director or Officer, as the case may be, and exercising his fiduciary duties and responsibilities as such, it being agreed and understood by the parties hereto that this Agreement shall apply to the Co-Investor Founder solely in his capacity as a stockholder of the Company and shall not apply to his actions, omissions, judgments or decisions as a Director or Officer, as the case may be.

IV                                    OTHER COVENANTS

4.1.                              Merger Agreement.  The parties hereto acknowledge and agree that Newco will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of the Company’s compliance with the covenants applicable to the Company under the Merger Agreement.

4.2.                              Amendment of Certificate of Incorporation of Newco.  Newco agrees to amend, and SLP II agrees to cause Newco to amend, the certificate of incorporation of Newco at or prior to the Contribution Closing to conform to Exhibit B hereto.

4.3.                              No Amendments of Co-Investor Organizational Documents.  The Co-Investor agrees not to amend, and the Co-Investor Founder agrees not to permit to be amended, any of the constituent organizational documents or other governing instruments applicable to the Co-Investor between the date hereof and the Closing, except as contemplated hereby, without the prior written consent of Newco.

4.4.                              Financing Documents.  The parties hereto acknowledge and agree that Newco will have sole discretion with respect to the negotiation of definitive debt financing documents with the Lenders (or any other debt financing sources) and any supporting lenders based upon the Debt Financing Commitments, so long as none of such lenders or financing sources are affiliates of the Silver Lake Investors.

4.5.                              Agreement to Cooperate; Further Assurances.  Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

4.6.                              Fees and Expenses.

(a)                          In the event that this Agreement is terminated prior to the Closing (as defined in the Merger Agreement), the costs incurred by any party hereto in preparing this Agreement and in pursuing and negotiating the Transactions (including all attorneys’ fees and costs relating thereto and any antitrust filing fees not previously paid by the Company) will be paid by the party incurring such expenses; provided that the Co-Investor may accept reimbursement for such expenses from the Company.

(b)                         In the event that the Closing (as defined in the Merger Agreement) occurs, Newco shall, simultaneously with the Closing, reimburse each of the Investors and the Co-Investor Founder for its and his reasonable out-of-pocket fees and expenses incurred in connection with entering into and effecting the transaction (including all fees of attorneys, accountants, consultants and other advisors).

4.7.                              Notification of Certain Matters.  Each party to this Agreement shall give prompt notice to each other party of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.  No disclosure by any party pursuant to this Section 4.7 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

4.8.                              Public Statements.  Before the Co-Investor Founder or the Co-Investor shall release any statements concerning this Agreement, the Merger Agreement, the Stockholders Agreement, the Debt Financing Documents, the Transactions or any of the matters contemplated hereby and thereby and before the Silver Lake Investors shall release any statements concerning the Co-Investor or Co-Investor Founder, in each case which is intended for or may result in public dissemination thereof, such party shall cooperate with the other parties and provide the other parties the reasonable opportunity to review and comment upon any such statements and, unless otherwise required by law or as may be required to be disclosed by any party in any Schedule 13D filing, shall not release or permit release of any such information without the consent of the other parties, which shall not be unreasonably withheld.

4.9.                              Execution of Stockholders’ Agreement.  At the Contribution Closing, each of the Investors agrees to execute and deliver to the other parties thereto the Stockholders Agreement.

4.10.                        Actions Prior to Contribution Closing.

(a)                          Newco will not take any action prior to the Contribution Closing that after the Contribution Closing would require the prior written consent of a Co-Investor Designee (as defined in the Stockholders Agreement) after the Contribution Closing pursuant to Section 2.3 of the Stockholders Agreement, unless Newco has obtained the prior written consent of the Co-Investor.

(b)                         No later than five (5) business days after the date hereof, the Co-Investor shall cause (i) the Douglas D. Troxel Living Trust Agreement to be amended to prohibit distribution of the Co-Investor Contribution to the beneficiaries named therein under any circumstances (including, without limitation, the death of the trustor named therein) prior to the earlier of the Contribution Closing or the termination of this Agreement and (ii) a co-trustee, to be appointed under the Douglas D. Troxel Living Trust Agreement, to accept such appointment and become a party to the Douglas D. Troxel Living Trust Agreement in such capacity and to become a party to this Agreement in the same manner as the Co-Investor.

4.11.                        Tax Treatment.  Newco and the Investors agree that, for federal and applicable state income tax purposes, (a) Newco shall be treated as a transitory entity the existence of which is disregarded, (b) the contributions and share issuances described in Section 1 hereof shall be treated as transactions occurring between the Investors and the Company contemporaneously with the Merger and (c) the contribution of shares of Company Common Stock by the Co-Investor and the receipt of shares of the Company by the Co-Investor pursuant to the Merger shall be treated collectively as a transaction governed by Section 1036(a) of the Internal Revenue Code of 1986, as amended.

V                                        MISCELLANEOUS

5.1.                              Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Newco and the Investors, or to such other address as may be hereafter notified by the parties hereto:

(a)                          If to Newco, to it at the following address:

c/o Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, California  94025

Attn:    David Roux

Telephone:  (650) 233-8120

Telecopy:  (650) 233-8125

with a copy to:

Simpson Thacher & Bartlett LLP

3330 Hillview Avenue

Palo Alto, California 94304

Attn:    Richard Capelouto

Telephone:   (650) 251-5060

Telecopy:  (650) 251-5002

(b)                         If to an Investor, to it at its address set forth in the Stockholders Agreement.

5.2.                              Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state.  Each of the parties by its execution hereof hereby (i) irrevocably submits to the jurisdiction of the federal and state courts located in the County of Santa Clara in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other agreement contemplated hereby or relating to the subject matter hereof or thereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that any right or remedy relating to this Agreement or any other agreement contemplated hereby, or the subject matter hereof or thereof, may not be enforced in or by such court.  Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by the laws of the state of California, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.2 hereof is reasonably calculated to give actual notice.

5.3.                              Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.4.                              Successors and Assigns.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

5.5.                              Successors and Assigns; Limitation on Assignment.  This Agreement may not be assigned by any party hereto, except that the rights and obligations of the Silver Lake Investors to provide the Silver Lake Contributions may be assigned by the Silver Lake Investors to the following Persons (provided that no such assignment will relieve any of such Silver Lake Investors of any of their respective obligations hereunder):  (a) in whole or in part to any of its Affiliates and (b) with respect to all of the Silver Lake Investors, taken together, an aggregate of up to $81,920,000 of Silver Lake Contributions to Persons that are not Affiliates of the Silver

Lake Investors.  Any assignment or delegation in derogation of this provision shall be null and void.

5.6.                              Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7.                              Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

5.8.                              Survival.  The representations and warranties contained herein will survive the Contribution Closing.

5.9.                              Amendments and Waivers.  No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Newco and each of the Investors.  Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement.  Any waiver must be in writing and signed by the Party charged therewith.

5.10.                        Integration.  This Agreement, the Merger Agreement, the Stockholders Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter.  There are no third party beneficiaries having rights under or with respect to this Agreement.

5.11.                        Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

5.12.                        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Newco and the Investors have executed this Agreement as of the day and year first above written.

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C., its General Partner

	By:	/s/ ALAN K. AUSTIN
Name: Alan K. Austin
Title: Managing Director and Chief Operating Officer

SILVER LAKE TECHNOLOGY INVESTORS II, L.L.C.

By:	Silver Lake Management Company, L.L.C., its Manager

	By:	Silver Lake Technology Management, L.L.C., its Managing Member

		By:	/s/ ALAN K. AUSTIN
Name: Alan K. Austin
Title: Managing Director and Chief Operating Officer

DOUGLAS D. TROXEL LIVING TRUST

	By:	/s/ DOUGLAS D. TROXEL
Name: Douglas D. Troxel
Title: Trustee

CO-INVESTOR FOUNDER

/s/ DOUGLAS D. TROXEL
Douglas D. Troxel

SPYGLASS MERGER CORP.

	By:	/s/ ALAN K. AUSTIN
Name: Alan K. Austin
Title: Vice President

Schedule I

Silver Lake Contributions

Silver Lake Partners II, L.P.	$348,027,372

Silver Lake Technology Investors II, L.L.C.	972,628

Schedule II

Co-Investor Contribution (shares of Company Common Stock)

Douglas D. Troxel Living Trust	7,518,483

Schedule III

Co-Investor Shares

Douglas D. Troxel Living Trust	30,825,780

Schedule IV

Beneficial Ownership (Shares of Company Common Stock

Douglas D. Troxel Living Trust	10,178,12

Troxel Investments, L.P.	974,600

Troxel Investments, LLC	125,000

Change Happens Foundation	430,000

Shares held in Wells Fargo Exchange Fund	38,062

Kenneth D. Troxel Trust	2,000

Total	11,747,787

Exhibit A

Exhibit B